Exhibit 99.1

Copano Energy, L.L.C.

NEWS RELEASE

Contacts:	Matt Assiff, SVP & CFO
FOR IMMEDIATE RELEASE	Copano Energy, L.L.C.
713-621-9547

Ken Dennard / ksdennard@drg-e.com
Jack Lascar / jlascar@drg-e.com
DRG&E / 713-529-6600

COPANO ENERGY, L.L.C. REPORTS THIRD QUARTER 2005 RESULTS

HOUSTON — November 8, 2005 — Copano Energy, L.L.C. (NASDAQ: CPNO) today announced its financial results for the three and nine months ended September 30, 2005.

“We are pleased to announce a 109% improvement in Copano’s operating income to $13.5 million for the third quarter of 2005 as compared to the same period in 2004, primarily as a result of our acquisition of ScissorTail Energy effective August 1, 2005,” said John Eckel, Chairman and Chief Executive Officer of Copano.  “Copano’s operating results reflect the continued positive pricing and operational environment for our Texas Gulf Coast operations and the better than expected contribution from our newly acquired Mid-Continent operations.  Copano achieved this increase in operating income despite a $2.5 million increase in general and administrative costs over the same period in the prior year, of which $1.5 million will be reimbursed as a capital contribution from our pre-IPO investors pursuant to the ‘G&A Cap’ provided under our limited liability company agreement.”

Third Quarter Financial Results

Net income was $5.2 million, or $0.35 per unit on a diluted basis, for the third quarter of 2005 compared to net income of $2.7 million, or $0.98 per equivalent unit on a diluted basis, for the third quarter of 2004.  The weighted average units outstanding during the three months ended September 30, 2005 and 2004 totaled 14,675,991 and 4,727,758, respectively.  Net income for the third quarter of 2005 includes a one-time charge of $1.6 million, or $0.11 per unit on a diluted basis, for debt issuance costs written off as a result of the refinancing of existing indebtedness in connection with the ScissorTail acquisition.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, for the third quarter of 2005 were $19.4 million, an increase of $10.6 million from EBITDA of $8.8 million for the third quarter of 2004.  Revenue for the third quarter of 2005 increased approximately 79% to $216.7 million from $120.8 million in the third quarter of last year.  Total gross margin increased from $14.5 million in the third quarter of 2004 to $29.5 million in the third quarter of 2005.

Distributable cash flow for the third quarter of 2005 (prior to any retained cash reserves established by Copano’s board) equaled $14.8 million, representing 176% coverage of the increased third quarter 2005 distribution based on the number of units outstanding on the November 1, 2005 distribution record date.

EBITDA, total gross margin and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this press release.  Distributable cash flow and other financial measures discussed in this press release reflect the results of ScissorTail Energy, LLC from August 1, 2005 through September 30, 2005.

Pro Forma Third Quarter Financial Results

Pro forma consolidated net income was $9.0 million, or $0.53 per unit on a diluted basis, for the third quarter of 2005.  Pro forma consolidated EBITDA for the third quarter of 2005 was $24.3 million.  Pro forma consolidated revenue and total gross margin for the third quarter of 2005 was $246.5 million and $35.9 million, respectively.  Distributable cash flow for the third quarter of 2005 on a pro forma basis and prior to any retained cash reserves equaled $17.2 million, representing 204% coverage of the increased third quarter distribution.  Pro forma EBITDA, total gross margin and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the most directly comparable pro forma measures at the end of this press release.

The preceding unaudited pro forma consolidated financial information of Copano for the three months ended September 30, 2005 gives effect to Copano’s acquisition of ScissorTail as well as the concurrent placement of equity and debt and related transactions and assumes that these transactions occurred on January 1, 2004.  This pro forma information excludes certain one-time change of control payments that were incurred for the account of the pre-acquisition owners of ScissorTail and other non-recurring charges related to the write-off of the remaining debt issuance costs related to existing senior indebtedness prior to the acquisition of ScissorTail.  This unaudited consolidated pro forma financial information was derived in accordance with the requirements of Article 11 of Regulation S-X.  These adjustments are based on currently available information and certain estimates and assumptions and, therefore, the actual effects of these transactions may differ from the effects reflected in the unaudited pro forma financial information.  However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of these transactions and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial information.  The unaudited pro forma consolidated financial information is not necessarily indicative of the consolidated financial condition or results of operations of Copano had these transactions actually been completed on January 1, 2004.  Moreover, the unaudited pro forma consolidated financial information does not project the consolidated financial position or results of operations of Copano for any future period or at any future date.

Year-to-Date Financial Results

Net income was $16.1 million, or $1.34 per unit on a diluted basis, for the first nine months of 2005 compared to net income of $1.5 million, or $1.05 per equivalent unit on a diluted basis, for the same period last year.  The weighted average units outstanding during the nine months ended September 30, 2005 and 2004 totaled 12,025,600 and 1,425,590, respectively.  Net income for the nine months ended September 30, 2005 includes a one-time charge of $1.6 million for debt issuance costs written off as a result of the refinancing of existing indebtedness in connection with the ScissorTail acquisition.

EBITDA for the nine months ended September 30, 2005 was $36.0 million, an increase of $17.5 million from EBITDA of $18.5 million for the nine months ended September 30, 2004.  Revenue for the nine months ended September 30, 2005 increased approximately 43% to $452.6 million from $317.3 million in the first nine months of last year.  Total gross margin increased from $34.0 million in the first nine months of 2004 to $58.4 million in the first nine months of 2005.

EBITDA and total gross margin are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this press release.

Third Quarter Operating Results by Business Segment

Texas Gulf Coast Pipelines

Texas Gulf Coast Pipelines is comprised of a series of gathering and intrastate transmission systems totaling 1,376 miles of natural gas pipelines, which include 144 miles of pipelines owned by Webb/Duval Gatherers, an unconsolidated general partnership in which Copano owns a 62.5% interest.

During the third quarter of 2005, the Texas Gulf Coast Pipelines segment gathered or transported an average of 353,763 MMBtu/d of natural gas on its pipelines, which included 236,915 MMBtu/d of natural gas on its wholly owned pipelines and 116,848 MMBtu/d on the Webb/Duval Gathering System, net of intercompany volumes.  During the third quarter of 2004, this segment gathered and transported an average of 353,522 MMBtu/d of natural gas on its pipelines, which included 234,948 MMBtu/d of natural gas on its wholly owned pipelines and 118,574 MMBtu/d of natural gas on the Webb/Duval Gathering System, net of intercompany volumes.

Gross margin for this segment in the third quarter of 2005 increased approximately 8% to $7.9 million compared to $7.4 million in the third quarter of 2004.  The increase was primarily the result of higher average natural gas prices during the third quarter of 2005, which caused an increase in margins associated with Copano’s index price-related gas purchase and transportation arrangements.

Texas Gulf Coast Processing

Texas Gulf Coast Processing includes the Houston Central Processing Plant and the Sheridan NGL pipeline that extends from the tailgate of the processing plant to the Houston area.

During the third quarter of 2005, the Texas Gulf Coast Processing segment processed an average of 555,610 MMBtu/d of natural gas compared to 551,226 MMBtu/d during the third quarter of 2004.  For the same period, the Houston Central Processing Plant produced an average of 9,422 barrels per day of natural gas liquids, or NGL, compared to an average of 16,558 barrels per day during the third quarter of 2004.  The reduced production of NGLs is attributable to a scheduled plant shut down for maintenance and Copano’s election to operate the plant in conditioning mode for a portion of the quarter.

Gross margin for the Texas Gulf Coast Processing segment in the third quarter of 2005 decreased slightly to $7.0 million compared to $7.1 million in the third quarter of 2004.  The decrease in gross margin was the result of higher natural gas prices substantially offset by higher NGL prices and the impact of Copano’s ability to operate in a conditioning mode to take advantage of market opportunities.

Mid-Continent Operations

On August 1, 2005, Copano completed its acquisition of Tulsa-based ScissorTail, a provider of natural gas midstream services in Central and Eastern Oklahoma.  ScissorTail’s assets include 3,331 miles of gathering pipelines and three processing plants.  During the period from August 1, 2005 through September 30, 2005, gross margin for this segment totaled $14.9 million.  This segment gathered or transported an average of 155,153 MMBtu/d of natural gas on its pipelines, processed an average of 102,706 MMBtu/d of natural gas and produced an average of 8,656 barrels per day of NGLs.

Unit Distributions

On October 17, 2005, Copano announced a third quarter 2005 cash distribution of $0.50 per unit, or $2.00 per unit on an annualized basis, for all of its outstanding common and subordinated units.  This distribution, which represents a 25% increase above the minimum quarterly distribution, applies to common and subordinated units outstanding on the record date.  Prior to the record date, all of Copano’s Class B units, which were issued in connection with the ScissorTail acquisition, were converted to common units.  The distribution is scheduled to be paid on November 14, 2005 to holders of record of such units at the close of business on November 1, 2005.

Conference Call Information

Copano will hold a conference call to discuss its third quarter 2005 financial results and recent developments at 9:00 a.m. Eastern Time (8:00 a.m. Central Time), on Wednesday, November 9, 2005.  To participate in the call, dial (303) 262-2137 and ask for the Copano call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at http://www.copanoenergy.com, on the “Investor Overview” page of the “Investor Relations” section of the Company’s website.  To listen to the live call on the web, please visit the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

If you cannot listen to the live webcast, an archive will be available shortly after the call for a period of 90 days on the “Investor Overview” page of the “Investor Relations” section of the Company’s website.  Additionally, a telephonic replay will be available through November 16, 2005 and may be accessed by calling (303) 590-3000 and using the pass code 11042506.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of EBITDA, total gross margin and distributable cash flow.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP.  Non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flows from operating activities or any other GAAP measure of liquidity or financial performance.  Copano uses non-GAAP financial measures as measures of its core profitability or to assess the financial performance of its assets.  The Company believes that investors benefit from having access to the same financial measures that its management uses in evaluating performance.

Copano defines EBITDA as net income (loss) plus interest expense, provision for income taxes and depreciation and amortization expense.  EBITDA is used as a supplemental financial measure by management and by external users of Copano’s financial statements such as investors, commercial banks, research analysts and others, to assess:

•                  the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•                  the ability of its assets to generate cash sufficient to pay interest costs and support indebtedness;

•                  its operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

•                  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA is also a financial measure that, with certain negotiated adjustments, is reported to the Company’s lenders and is used to compute financial covenants under its credit facilities.  EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Copano’s EBITDA may not be comparable to EBITDA or similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as the Company does.  Copano has reconciled EBITDA to net income and cash flows from operating activities.

Total gross margin is defined as revenue less cost of sales.  Cost of sales includes the following costs and expenses: cost of natural gas and NGLs purchased from third parties, cost of natural gas and NGLs purchased from affiliates, costs paid to third parties to transport volumes and costs paid to affiliates to transport volumes.  Total gross margin consists of the sum of the individual segment gross margins.  The Company views segment gross margin as an important performance measure of the core profitability of its operations.  This measure is a key component of internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments.  The GAAP measure most directly comparable to segment gross margin is operating income.

Distributable cash flow is defined as net income or loss plus: (1) depreciation and amortization expense; (2) cash distributions received from investments in unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (3) reimbursements by  pre-IPO unitholders of certain general and administrative expenses in excess of the “G&A Cap” provided under the Company’s limited liability company agreement; (4) the subtraction of maintenance capital expenditures; and (5) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income or loss for the period.  Maintenance capital expenditures represent capital expenditures employed to replace partially or fully depreciated assets to maintain the existing operating capacity of the Company’s assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows.  Distributable cash flow is a significant performance metric used by senior management to compare basic cash flows generated by the Company (prior to the establishment of any retained cash reserves by its Board of Directors) to the cash distributions expected to be paid to unitholders.  Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.  Distributable cash flow is also an important non-GAAP financial measure for unitholders since it serves as an indicator of the Company’s success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not the Company is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates.  Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity can pay to a unitholder).  The GAAP measure most directly comparable to distributable cash flow is net income.

Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in the Texas Gulf Coast region and in Central and Eastern Oklahoma.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  These statements include, but are not limited to, statements with respect to future distributions.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements.  These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the Company, key customers reducing the volume of natural gas and natural gas liquids they purchase from the Company, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from the Company’s failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in the Company’s Securities and Exchange Commission filings.

– tables to follow –

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(in thousands, except unit information)
Revenue:
Natural gas sales	$155,023	$72,597	$292,074	$196,291
Natural gas liquids sales	54,327	44,927	146,177	111,241
Transportation, compression and processing fees	4,390	2,812	9,915	8,557
Other	2,927	459	4,473	1,226
Total revenue	216,667	120,795	452,639	317,315

Costs and expenses:
Cost of natural gas and natural gas liquids	186,695	105,695	392,586	281,785
Transportation	449	641	1,672	1,525
Operations and maintenance	5,325	3,186	11,302	9,155
Depreciation and amortization	5,706	2,252	9,371	5,498
General and administrative	4,878	2,387	11,408	5,884
Taxes other than income	321	247	713	748
Equity in earnings from unconsolidated affiliates	(240)	(96)	(726)	(263)
Total costs and expenses	203,134	114,312	426,326	304,332

Operating income	13,533	6,483	26,313	12,983
Other income (expense):
Interest and other income	168	25	319	47
Interest and other financing costs	(8,542)	(3,805)	(10,532)	(11,539)
Net income	$5,159	$2,703	$16,100	$1,491

Basic net income per equivalent unit (1)	$0.35	$1.90	$1.35	$1.05

Basic weighted average number of equivalent units (1)	14,556	1,426	11,943	1,426

Diluted net income per equivalent unit (1)	$0.35	$0.98	$1.34	$1.05

Diluted weighted average number of equivalent units (1)	14,676	4,728	12,026	1,426

(1)                                  Based on the weighted average equivalent units outstanding during the periods presented.  For periods prior to the initial public offering, equivalent units were calculated using the weighted average of pre-IPO common units and common special units adjusted by a conversion or exchange factor.  The computation of diluted units outstanding for the three and nine months ended September 30, 2005 includes dilutive employee unit options and dilutive restricted units issued to directors and employees.  The computation of diluted units outstanding for the three months ended September 30, 2004 includes incremental units related to warrants previously held by preferred unitholders and excludes the Tejas Warrant that was repurchased in November 2004.  The computation of diluted units outstanding for the nine months ended September 30, 2004 excludes incremental units related to warrants previously held by preferred unitholders and the Tejas Warrant because to include these securities would have been anti-dilutive for this period.  Total units outstanding as of September 30, 2005 were 16,895,664 units, comprised of 8,545,780 common units, 4,830,758 Class B units and 3,519,126 subordinated units.  On October 27, 2005, all Class B units were converted to common units.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

OPERATING STATISTICS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	($ in thousands)
Total gross margin(1)	$29,523	$14,459	$58,381	$34,005
Operations and maintenance expenses	5,325	3,186	11,302	9,155
Depreciation and amortization	5,706	2,252	9,371	5,498
General and administrative expenses	4,878	2,387	11,408	5,884
Taxes other than income	321	247	713	748
Equity in earnings from unconsolidated affiliates	(240)	(96)	(726)	(263)
Operating income	13,533	6,483	26,313	12,983
Interest and other financing costs, net	(8,374)	(3,780)	(10,213)	(11,492)
Net income	$5,159	$2,703	$16,100	$1,491
Segment gross margin:
Texas Gulf Coast Pipelines(2)	$7,948	$7,363	$23,337	$21,397
Texas Gulf Coast Processing	7,016	7,096	20,485	12,608
Mid-Continent Operations(4)	14,851	—	14,851	—
Corporate	(292)	—	(292)	—
Total gross margin(1)	$29,523	$14,459	$58,381	$34,005
Segment gross margin per unit:
Texas Gulf Coast Pipelines ($/MMBtu)(2)	$0.36	$0.35	$0.37	$0.34
Texas Gulf Coast Processing:
Inlet throughput ($/MMBtu)(3)	$0.14	$0.14	$0.13	$0.08
NGLs produced ($/Bbl)(3)	$8.09	$4.66	$5.48	$3.04
Mid-Continent Operations(4)
Pipeline throughput ($/MMBtu)(4)	$1.57	$—	$1.57	$—
Plant inlet throughput ($/MMBtu)(4)	$2.37	$—	$2.37	$—
NGLs produced ($/Bbl)(4)	$28.13	$—	$28.13	$—

Maintenance capital expenditures	$1,400	$115	$2,795	$1,231
Expansion capital expenditures	482,751	2,281	484,873	5,293
Total capital expenditures	$484,151	$2,396	$487,668	$6,524

Volumes:
Texas Gulf Coast Pipelines — throughput (MMBtu/d)(2)	236,915	234,948	230,150	238,493
Texas Gulf Coast Processing:
Inlet throughput (MMBtu/d)	555,610	551,226	561,609	564,706
NGLs produced (Bbls/d)	9,422	16,558	13,661	15,161
Mid-Continent Operations: (4)
Pipeline throughput (MMBtu/d)	155,153	—	155,153	—
Plant inlet throughput (MMBtu/d)	102,706	—	102,706	—
NGLs produced (Bbls/d) (4)	8,656	—	8,656	—

Operations and maintenance expenses:
Texas Gulf Coast Pipelines	$1,354	$1,460	$3,988	$4,274
Texas Gulf Coast Processing	1,910	1,726	5,253	4,881
Mid-Continent Operations(4)	2,061	—	2,061	—
Total operations and maintenance expenses	$5,325	$3,186	$11,302	$9,155

(1)                                  Total gross margin is a non-GAAP financial measure.  For a reconciliation of total gross margin to its most directly comparable GAAP measure, please read “Non-GAAP Financial Measures.”

(2)                                  Excludes results and volumes associated with our interest in Webb/Duval Gatherers.  Gross volumes transported by Webb/Duval Gatherers were 116,848 MMBtu/d and 118,574 MMBtu/d, net of intercompany volumes, for the three months ended September 30, 2005 and 2004, respectively.  Gross volumes transported by Webb/Duval Gatherers were 123,645 MMBtu/d and 118,946 MMBtu/d, net of intercompany volumes, for the nine months ended September 30, 2005 and 2004, respectively.

(3)                                   Represents the Texas Gulf Coast Processing segment gross margin divided by the total inlet throughput or NGLs produced, as appropriate.

(4)                                   Represents activities related to the ScissorTail acquisition from August 1, 2005 through September 30, 2005.  Segment gross margin per unit amounts for the Mid-Continent Operations are calculated as the segment gross margin divided by the pipeline throughput, inlet throughput or NGLs produced, as appropriate.  Plant inlet throughput and NGLs produced represents total volumes processed and produced by the Mid-Continent segment at all plants, including plants owned by the Mid-Continent segment and plants owned by third parties.  Plant inlet throughput averaged 63,059 MMBtu/d and NGLs produced averaged 4,959 for plants owned by the Mid-Continent segment.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2005	2004
	(in thousands)
Cash Flows From Operating Activities:
Net income	$16,100	$1,491
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,371	5,498
Amortization of debt issue costs	3,715	912
Equity in earnings from unconsolidated affiliates	(726)	(263)
Payment-in-kind interest on subordinated debt	—	814
Payment-in-kind interest to preferred unitholders	—	5,464
Accretion of preferred unitholders warrant value	—	1,247
Accretion of subsidiary warrant value	—	54
Deferred compensation	684	40
Deferred rent and other	(29)	(45)
Deferred revenue	(19)	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(26,100)	(6,579)
Accounts receivable from affiliates	1,231	(204)
Prepayments and other current assets	848	(144)
Risk management assets	(3,452)	—
Accounts payable	26,139	(1,738)
Accounts payable to affiliates	442	(268)
Other current liabilities	(16,133)	1,427
Net cash provided by operating activities	12,071	7,706

Cash Flows From Investing Activities:
Additions to property, plant and equipment and intangible assets	(6,377)	(6,248)
Acquisitions, net of cash acquired	(480,725)	(276)
Investment in unconsolidated affiliate	(197)	—
Escrow cash	1,001	1,001
Other	(160)	—
Net cash used in investing activities	(486,458)	(5,523)

Cash Flows From Financing Activities:
Repayments of long-term debt	(57,000)	(12,300)
Proceeds from long-term debt	232,000	31,000
Proceeds from subordinated debt	170,000	—
Repayment of subordinated debt	—	(15,199)
Repayments of other long-term obligations	—	(34)
Deferred financing costs	(9,465)	(1,541)
Distributions to unitholders	(14,917)	—
Payment of subscription receivable	—	143
Distributions to certain pre-IPO unitholders	—	(143)
Capital contributions from pre-IPO investors	2,574	—
Proceeds from private placement of common units	39,499	—
Proceeds from private placement of Class B units	135,503	—
Deferred offering costs	(1,009)	(2,635)
Net cash provided by (used in) financing activities	497,185	(709)

Net increase in cash and cash equivalents	22,798	1,474
Cash and cash equivalents, beginning of year	7,015	4,607
Cash and cash equivalents, end of period	$29,813	$6,081

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2005	December 31, 2004
	(in thousands, except unit information)
ASSETS
Current assets:
Cash and cash equivalents	$29,813	$7,015
Escrow cash	—	1,000
Accounts receivable, net	92,881	37,045
Accounts receivable from affiliates	—	1,141
Prepayments and other current assets	4,802	1,300
Total current assets	127,496	47,501
Property, plant and equipment, net	532,135	119,683
Intangible assets, net	98,411	4,469
Investment in unconsolidated affiliates	5,204	4,371
Other assets, net	12,307	2,375
Total assets	$775,553	$178,399

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Accounts payable	$99,750	$36,960
Accounts payable to affiliates	570	127
Note payable	1,410	350
Other current liabilities	10,367	777
Total current liabilities	112,097	38,214
Long-term debt	402,000	57,000
Other noncurrent liabilities	765	829

Members’ capital:
Common units, no par value, 8,545,780 and 7,056,252 units issued and outstanding as of September 30, 2005 and December 31, 2004, respectively	137,988	94,325
Class B units, no par value, 4,830,758 units and 0 units outstanding as of September 30, 2005 and December 31, 2004, respectively	134,645	—
Subordinated units, no par value, 3,519,126 units outstanding as of September 30, 2005 and December 31, 2004	10,379	10,379
Paid-in capital	2,574	—
Accumulated deficit	(20,744)	(21,927)
Deferred compensation	(4,151)	(421)
	260,691	82,356
Total liabilities and members’ capital	$775,553	$178,399

Non-GAAP Financial Measures

The following table presents a reconciliation of the non-GAAP financial measures of (1) total gross margin (which consists of the sum of individual segment gross margins) to the GAAP financial measure of operating income, (2) EBITDA to the GAAP financial measures of net income and cash flows from operating activities and (3) distributable cash flow to the GAAP financial measure of net income for each of the periods indicated (in thousands, except unit information).

		Three Months Ended September 30,				Nine Months Ended September 30,
		2005	2004		2005 Pro Forma	2005		2004
Reconciliation of total gross margin to operating income:
Operating income		$13,533	$6,483		$16,325	$26,313		$12,983
Add:	Operations and maintenance expenses	5,325	3,186		6,463	11,302		9,155
	Depreciation and amortization	5,706	2,252		7,708	9,371		5,498
	General and administrative expenses	4,878	2,387		5,261	11,408		5,884
	Taxes other than income	321	247		384	713		748
	Equity in earnings from unconsolidated affiliates	(240)	(96)		(240)	(726)		(263)
Total gross margin		$29,523	$14,459		$35,901	$58,381		$34,005

Reconciliation of EBITDA to net income:
Net income		$5,159	$2,703		$9,000	$16,100		$1,491
Add:	Depreciation and amortization	5,706	2,252		7,708	9,371		5,498
	Interest expense	8,542	3,805		7,545	10,532		11,539
EBITDA		$19,407	$8,760		$24,253	$36,003		$18,528

Reconciliation of EBITDA to cash flows from operating activities:
Cash flow (used in) provided by operating activities		$(3,922)	$4,181			$12,071		$7,706
Add:	Cash paid for interest	5,156	1,302			6,817		3,048
	Equity in earnings of unconsolidated affiliates	240	96			726		263
	Increase in working capital and other	17,933	3,181			16,389		7,511
EBITDA		$19,407	$8,760			$36,003		$18,528

Reconciliation of net income to distributable cash flow:
Net income		$5,159	$2,703		$9,000	$16,100		$1,491
Add:	Depreciation and amortization	5,706	2,252		7,708	9,371		5,498
	Amortization of debt issue costs	3,386	175		426	3,715		912
	Deferred stock compensation	459	—		394	684		40
	G&A reimbursement from pre-IPO unitholders	1,494	—		1,494	4,068		—
	Non-cash interest expense and accretion of warrant value	—	2,328		—	—		7,579
	Unrealized losses on derivatives	271	—		271	271		—
Less:	Equity in earnings of unconsolidated affiliates	(240)	(96)		(240)	(726)		(263)
	Maintenance capital expenditures	(1,400)	(115)		(1,800)	(2,795)		(1,231)
	Other	(6)	(14)		(6)	(48)		(45)
Distributable cash flow(1)		$14,829	$7,233		$17,247	$30,640		$13,981

Minimum quarterly distribution (“MQD”) at $0.40 per unit(3)		$6,759		(2)	$6,759		(2)		(2)
Distributable cash flow coverage of MQD(3)		219%		(2)	255%		(2)		(2)

Actual quarterly distribution (“AQD”) at $0.50 per unit(3)		$8,449		(2)	$8,449		(2)		(2)
Distributable cash flow coverage of AQD(3)		176%		(2)	204%		(2)		(2)

(1) —         Prior to any retained cash reserves established by the Company’s Board of Directors.

(2) —         Not applicable for year to date periods and periods prior to the Company’s initial public offering in November 2004.

(3) —         Includes distribution amounts for approximately 13,378,938 common units and 3,519,126 subordinated units outstanding on the record date.

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